Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated January 31, 2005 and January 26, 2004 pertaining to the MLM IndexTM Fund (the “Fund”) with respect to the financial statements of the Fund included in this Annual Report (Form 10-K: No. 0-49767) for the years ended December 31, 2004 and 2003.

By: /s/ Ernst & Young LLP

New York, New York
April 17, 2006